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                                                                EXHIBIT 11.1

                          BIOTRANSPLANT INCORPORATED
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                            COMPUTATION OF PRO FORMA NET LOSS PER COMMON SHARE (1)

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                                                                               THREE MONTHS ENDED MARCH 31,
                                                                                  1995             1996
                                                                              -------------     -----------
    Net Loss................................................................   $(2,719,434)     $ (987,947)
                                                                               ===========      ==========
    Shares Used in Computing Pro Forma Net Loss Per Common Share:
         Weighted Average Common Stock Outstanding During the Period........       120,035         126,594
         Conversion of Redeemable Convertible Preferred Stock(2)............     3,212,896       4,328,704
         Dilutive Effect of Common Equivalent Shares Issued Subsequent to
           March 1, 1995(3).................................................       676,048         676,048
                                                                               -----------      ----------
                                                                                 4,008,979       5,131,346
                                                                               ===========      ==========
    Pro Forma Net Loss Per Common Share.....................................   $      (.68)     $     (.19)
                                                                               ===========      ==========

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(1) Historical net loss per common share has not been separately presented, as the amounts would not be meaningful.

(2) Effective with the closing of the Company's initial public offering of common stock, all shares of redeemable convertible preferred stock automatically converted into shares of common stock.
    Accordingly the equivalent number of weighted average common shares that would have been outstanding during each period presented have been included as outstanding.

(3) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock, preferred stock, stock options and warrants issued at prices below the initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the filing date of the
    Company's Registration Statement for its initial public offering have been included as outstanding for all periods presented. The dilutive effect of the common and common stock equivalents was computed in accordance with the treasury stock method.

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